Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Keryx Biopharmaceuticals, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Akebia Therapeutics, Inc., of our report dated February 21, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Keryx Biopharmaceuticals, Inc. which report appears in the Annual Report on Form 10-K of Keryx Biopharmaceuticals, Inc. for the year ended December 31, 2017, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ UHY LLP
New York, NY October 29, 2018